EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-3 and related Prospectus of Excel Maritime Carriers Ltd. for the registration of up to 2,579,898 class A common shares and to the incorporation by reference therein of our reports dated April 24, 2009, with respect to the consolidated financial statements of Excel Maritime Carriers Ltd., and the effectiveness of internal control over financial reporting of Excel Maritime Carriers Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2008 filed with the SEC on May 1, 2009.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.
May 12, 2009
Athens, Greece